Exhibit 10.2
Summary of Incentive Compensation Plan of Park National
Corporation for the Twelve-Month Period Ending September 30, 2007
     The Compensation Committee of the Board of Directors of Park National Corporation (“Park”) administers Park’s incentive compensation plan which may enable the officers of The Park National Bank (the Park National Division, the Fairfield National Division, the Consolidated Computer Center Division and The Park National Bank of Southwest Ohio & Northern Kentucky division), The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon (the First-Knox National Division and the Farmers and Savings Division), Second National Bank, United Bank, N.A., The Security National Bank and Trust Co. (the Security National Division and the Unity National Division), The Citizens National Bank of Urbana, Vision Bank (the Vision Bank headquartered in Panama City, Florida and the Vision Bank Division of Gulf Shores, Alabama), Scope Leasing, Inc. and Guardian Financial Services Company (collectively, “Park’s Principal Subsidiaries”) to share in any above-average return on equity (as defined below) which Park and Park’s subsidiaries on a consolidated basis may generate during each twelve-month period ending September 30. During the fiscal year ended December 31, 2007 (the “2007 fiscal year”), all officers of Park’s Principal Subsidiaries other than Vision Bank, including C. Daniel DeLawder (who served as Chairman of the Board and Chief Executive Officer of Park and The Park National Bank during the 2007 fiscal year and continues to so serve), David L. Trautman (who served as President and Secretary of Park and as President of The Park National Bank during the 2007 fiscal year and continues to so serve) and John W. Kozak (who served as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of The Park National Bank during the 2007 fiscal year and continues to so serve) were eligible to participate in the incentive compensation plan. For the fiscal year ending December 31, 2008, all officers of Park’s Principal Subsidiaries (including Vision Bank) may be eligible to participate.
     Above-average return on equity is defined as the amount by which the net income to average shareholders’ equity ratio of Park and Park’s subsidiaries on a consolidated basis for a twelve-month period ended September 30 exceeds the median net income to average shareholders’ equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A historically applied formula determines the amount, if any, by which Park’s return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Approximately twenty percent (20%) of any such excess amount on a before-tax equivalent basis may then be available for incentive compensation. If Park’s return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that twelve-month period.
     For the 2007 incentive compensation paid in 2008, the Compensation Committee met on January 16, 2008 and reviewed management’s computation of the incentive compensation pool for the twelve months ended September 30, 2007 (the “2007 Incentive Compensation Period”). Management’s computation of the incentive compensation pool was determined by using 20% of the amount by which Park’s return on equity ratio for the 2007 Incentive Compensation Period exceeded the median return on equity ratio of the peer bank holding companies (the “computed return on equity advantage”) and decreasing this amount based upon the decrease in Park’s diluted earnings per share for the 2007 Incentive Compensation Period compared to the twelve months ended September 30, 2006 (the “2006 Incentive Compensation Period”).
     The following table indicates by how much the computed return on equity advantage was to be increased or decreased based on the relative change in diluted earnings per share.

Increase or Decrease in Diluted EPS	Increase or Decrease in Incentive Compensation Pool
0 to 1.99%	0%
2 to 2.99%	.5%
3 to 3.99%	1.5%
4 to 4.99%	2.4%
5 to 5.99%	3.5%
6 to 6.99%	4.8%
7 to 7.99%	6.3%
8% and over	Equivalent to actual percentage (or portion thereof) increase or decrease
Diluted earnings per share decreased by 7.1% for the 2007 Incentive Compensation Period compared to the 2006 Incentive Compensation Period. As a result, the incentive pool was decreased by 6.3%, as indicated in the table, to take into account the reduction in diluted earnings per share.
     Management’s computation of the incentive compensation pool was $8,959,000 for the 2007 Incentive Compensation Period. The computed 20% of return on equity advantage was $9,561,000 and the reduction based on the percentage decrease in diluted earnings per share was $602,000 or 6.3%.
     Management’s computation of the incentive compensation pool of $8,959,000 for the 2007 Incentive Compensation Period represented a $833,000 or 8.5% reduction from the incentive compensation pool of $9,792,000 for the 2006 Incentive Compensation Period. The Compensation Committee reviewed management’s computation of the incentive compensation pool and concluded that the recommended reduction in the amount of the incentive compensation pool was reasonable.
     The following schedule sets forth the incentive compensation paid on February 8, 2008 to each of Messrs. DeLawder, Trautman and Kozak for the 2007 Incentive Compensation Period as compared to each of their incentive compensation payments for the 2006 Incentive Compensation Period:

	2006 Incentive	Amount	Percentage	2007 Incentive
Name	Compensation	Change	Change	Compensation
C. Daniel DeLawder	$473,525	$(173,525)	(36.6%)	$300,000
David L. Trautman	$313,250	$(63,250)	(20.2%)	$250,000
John W. Kozak	$214,455	$(14,455)	(6.7%)	$200,000
     The Compensation Committee determined that the incentive compensation awards paid to Messrs. DeLawder, Trautman and Kozak for the 2007 Incentive Compensation Period should be reduced based on the negative impact on Park’s results of the performance of Vision Bank following the merger of Vision Bancshares, Inc., an Alabama bank holding company, with and into Park on March 9, 2007, and the reduction in aggregate net income generated by Park’s Ohio-based bank subsidiaries. The Compensation Committee also concluded that Park’s Chairman of the Board and Chief Executive Officer (Mr. DeLawder) and Park’s President and Secretary (Mr. Trautman) should have a larger decrease in the amount of their incentive compensation award than the overall decrease in the incentive compensation pool of 8.5%. The Compensation Committee concluded that the executive officers should receive different percentage reductions based on their differing levels of responsibility as reflected in the table above.